Exhibit 10.25

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of and effective as of this 31st day of December, 2006, by and between TREX COMPANY, INC., a Delaware corporation (sometimes hereinafter referred to herein as “Trex Inc.”), and BRANCH BANKING AND TRUST COMPANY, a North Carolina state banking corporation, successor by merger to Branch Banking and Trust Company of Virginia (hereinafter referred to herein as the “Bank”).

Trex Inc., TREX Company, LLC, a Delaware limited liability company (“TREX LLC”), and the Bank are the original parties to that certain Credit Agreement dated as of June 19, 2002, as amended by a First Amendment to Credit Agreement dated as of August 29, 2003, as further amended by a Second Amendment to Credit Agreement dated as of September 30, 2004, as further amended by a Third Amendment to Credit Agreement dated as of March 31, 2005, as further amended by a Fourth Amendment to Credit Agreement dated as of July 25, 2005, as further amended by a Fifth Amendment to Credit Agreement dated as of December 31, 2005, as further amended by a Sixth Amendment to Credit Agreement dated as of November 9, 2006 (as so amended and as it may hereafter be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”). Subject to the terms and conditions contained in the Credit Agreement, the Bank agreed to extend to Trex Inc. and TREX LLC (i) a revolving credit facility, with a letter of credit subfacility, in the aggregate amount of $70,000,000 for working capital financing of Trex Inc.’s and TREX LLC’s accounts receivable and inventory, to purchase new equipment and/or for other general corporate purposes of Trex Inc. and TREX LLC, (ii) a term loan facility in the amount of $9,570,079.88 to refinance the Winchester Property (as defined in the Credit Agreement), and (iii) a term loan facility in the amount of $3,029,920.12 to finance existing improvements to the Winchester Property. Effective December 31, 2002, TREX LLC merged with and into Trex Inc., with Trex Inc. being the surviving entity. As a result of such merger, Trex Inc. is the sole borrower under the Credit Agreement and shall hereinafter sometimes be referred to in this Amendment as the “Borrower.”

The Borrower has requested that the Bank increase the aggregate amount of the revolving credit facility for a specified period of time and make certain other modifications to the Credit Agreement, and the Bank is willing to do so upon the terms and conditions contained herein.

Accordingly, the Borrower and the Bank hereby agree as follows:

1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. Section 2.01(c)ii.8. of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

8. the account receivable is payable by an account debtor having not more than thirty percent (30%) of the aggregate dollar amount of the Borrower’s then existing accounts receivable, or, to the extent that an account receivable is payable by an account debtor having more than thirty percent (30%) of the aggregate dollar amount of the Borrower’s then existing accounts receivable, only that portion of the accounts receivable payable by such account debtor equal to thirty percent (30%) of the aggregate dollar amount of the Borrower’s then existing accounts receivable shall be Eligible Accounts, provided, that, for the period December 31, 2006 to and including June 30, 2007, if the account debtor is Boise Cascade Holdings, L.L.C., only that portion of the accounts receivable which does not exceed sixty-two percent (62%) of the aggregate dollar amount of the Borrower’s then existing accounts receivable shall be Eligible Accounts.

3. Section 2.01(d) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(d) Letter of Credit Facility. Upon the terms and subject to the conditions contained in this Agreement and in the applicable Letter of Credit Applications, the Bank agrees to issue irrevocable letters of credit (hereinafter with the Existing Letter of Credit shall collectively be referred to as the “Letters of Credit”) for the account of the Borrower from time to time during the period from the date of this Agreement through but excluding the Revolving Credit Termination Date, provided that the amount available for drawing under all outstanding Letters of Credit plus the aggregate unpaid reimbursement obligations under the Letter of Credit Applications shall not exceed at any time outstanding the least of (i) $5,000,000, (ii) the Revolving Commitment minus the aggregate principal amount of all outstanding Revolving Loans, and (iii) the Borrowing Base minus the aggregate principal amount of all outstanding Revolving Loans.

4. Section 6.01(c) of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

(c) Periodic Financial Statements and Borrowing Base Certificates. As soon as available and in any event within 15 Business Days after (i) the end of each month: (A) a Borrowing Base Certificate and (B) a financial report of accounts receivable (including an aging of accounts receivable in an initial increment of 30 days, a second increment of 31-45 days, a third increment of 46-60 days and in 30-day increments thereafter), inventory and production; and (ii) the end of the first two months of each fiscal quarter, an internally prepared consolidated and, with respect to Material Subsidiaries, consolidating balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated and, with respect to Material Subsidiaries, consolidating statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such month all in reasonable detail and satisfactory in form to the Bank and all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or chief accounting officer of the Borrower. In addition, for the period January 22, 2007 to and including June 30, 2007, as soon as available and in any event not later than 2:00 pm Eastern Time on Monday of each calendar week, the Borrower shall deliver or cause to be delivered to Bank a Borrowing Base Certificate current as of the immediately preceding Friday.

5. Section 6.07 of the Credit Agreement is hereby amended by deleting the last two sentences of that Section and inserting the following two (2) sentences at the end of that Section:

The Borrower hereby represents and warrants to the Bank that, as of December 31, 2006, neither the Borrower nor any of its Subsidiaries, nor any Corporate Assets, is subject to any agreement, judgment, injunction, order, decree or other instrument that prohibits, restricts or in any way limits the Borrower or any of its Subsidiaries from creating, incurring, assuming or suffering to exist any Lien upon or with respect to any Corporate Assets in favor of any creditor except for (i) the Loan Documents, (ii) agreements or documents creating or establishing Permitted Liens, (iii) the Note Agreement as amended as of December 31, 2006 and (iv) the Reimbursement and Credit Agreement dated as of December 1, 2004 by and between the Borrower, JPMorgan Chase Bank, N.A., as issuing bank, and JPMorgan Chase Bank, N.A., as administrative agent, as amended as of December 31, 2006 (as so amended, the “Chase Credit Agreement”). The Borrower hereby covenants and agrees that neither it nor any of its Subsidiaries, nor any of the Corporate Assets, will become subject to any agreement, judgment, injunction, order, decree or other instrument that prohibits, restricts or in any way limits the Borrower or any of its Subsidiaries from creating, incurring, assuming or suffering to exist any Lien upon or with respect to any of the Corporate Assets in favor of any creditor except for (i) the Loan Documents, (ii) agreements or documents creating or establishing Permitted Liens, (iii) the Note Agreement as amended as of December 31, 2006 and (iv) the Chase Credit Agreement.

6. Section 6.11 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.11. Total Consolidated Debt to Consolidated EBITDA Ratio. The Borrower will not, as of the end of any fiscal quarter, permit the ratio of the Total Consolidated Debt to Consolidated EBITDA (the “Total Consolidated Debt to Consolidated EBITDA Ratio”) for the four-quarter period ended as of the end of such fiscal quarter to exceed the following amounts for the following periods: (i) 4.3 to 1 for the period commencing on October 1, 2006 to and including December 31, 2006, (ii) 6.2 to 1 for the period commencing on January 1, 2007 to and including March 31, 2007 and (iii) 2.50 to 1 thereafter.

7. Section 6.12 of the Credit Agreement is hereby deleted in its entirety and the following Section is substituted in its place:

Section 6.12. Fixed Charge Coverage Ratio. The Borrower will not (a) as of the end of any fiscal quarter of the Borrower during fiscal year 2005, permit the Fixed Charge Coverage Ratio for the four-quarter period ending as of the end of such fiscal quarter to be less than 1.3 to 1, (b) as of the end of any fiscal quarter of the Borrower ending during the period December 31, 2005 to and including October 31, 2006, permit the Fixed Charge Coverage Ratio for the four-quarter period ending as of the end of such fiscal quarter to be less than 1.5 to 1, provided that the Fixed Charge Coverage Ratio shall not be measured for the fiscal quarters ending December 31, 2005 and March 31, 2006, (c) as of the end of the fiscal quarter of the Borrower ending on December 31, 2006, permit the Fixed Charge Coverage Ratio for the four-quarter period ending as of the end of such fiscal quarter to be less than 1.45 to 1, (d) as of the end of the fiscal quarter of the Borrower ending on March 31, 2007, permit the Fixed Charge Coverage Ratio for the four-quarter period ending as of the end of such fiscal quarter to be less than 1.3 to 1 and (e) as of the end of any fiscal quarter of the Borrower ending on or after June 30, 2007, permit the Fixed Charge Coverage Ratio for the four-quarter period ending as of the end of such fiscal quarter to be less than 1.5 to 1.

8. Section 6.20 of the Credit Agreement is hereby deleted in its entirety and the following provision is substituted in its place:

Section 6.20. Deposit Accounts. The Borrower and its Subsidiaries shall maintain all of their primary deposit accounts, including without limitation their primary operating deposit accounts, with the Bank and will establish and maintain a lock box cash management system in an assignee account at the Bank.

9. Article VI of the Credit Agreement is hereby amended by inserting the following new Section immediately following Section 6.27 of the Credit Agreement:

Section 6.28 USA Patriot Act. Provide information to the Bank, and take such other and further actions as the Bank shall reasonably require, to enable the Bank to comply with the USA Patriot Act. The Bank hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, the Bank may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will enable the Bank to identify the Borrower in accordance with the USA Patriot Act.

10. The definition of the term, “Revolving Commitment,” contained in the Definitions Appendix to the Credit Agreement is hereby deleted in its entirety and the following definition is substituted in its place:

“Revolving Commitment” means (i) for the period June 19, 2002 to and including December 31, 2005, $20,000,000.00 or such lesser amount to which it is reduced pursuant to Section 2.07, (ii) for the period January 1, 2006 to and including June 30, 2006, $30,000,000.00 or such lesser amount to which it is reduced pursuant to Section 2.07, (iii) for the period July 1, 2006 to and including November 8, 2006, $20,000,000.00 or such lesser amount to which it is reduced pursuant to Section 2.07, (iv) for the period November 9, 2006 to and including January 31, 2007, $70,000,000.00 or such lesser amount to which it is reduced pursuant to Section 2.07, (v) for the period February 1, 2007 to and including June 30, 2007, $100,000,000 or such lesser amount to which it is reduced pursuant to Section 2.07, and (vi) for the period July 1, 2007 and at all times thereafter, $20,000,000 or such lesser amount to which it is reduced pursuant to Section 2.07.

11. The Definitions Appendix to the Credit Agreement is hereby amended by inserting the following new term in the correct alphabetical order in the Definitions Appendix:

“USA Patriot Act” means the United Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute, including the rules or regulations promulgated thereunder, in each case as in effect from time to time.

12. Exhibit I-4 to the Credit Agreement is hereby deleted in its entirety and a new Exhibit, which is attached to this Amendment and labeled Exhibit I-5, is substituted in its place.

13. Schedule 5.05 to the Credit Agreement is hereby deleted in its entirety and a new Schedule, which is attached to this Amendment and labeled Schedule 5.05, is substituted in its place.

14. The Borrower hereby represents and warrants to the Bank (which representations and warranties shall survive the execution and delivery of this Amendment) that:

(a) It is in compliance with all of the terms, covenants and conditions of the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents.

(b) There exists no Default or Event of Default under the Credit Agreement, as amended by this Amendment, and no event has occurred or condition exists which, with the giving of notice or lapse of time, or both, would constitute such a Default or Event of Default.

(c) The representations and warranties contained in Article V of the Credit Agreement are, except to the extent that they relate solely to an earlier date or except to the extent that they relate solely to TREX LLC, true in all material respects with the same effect as though such representations and warranties had been made on the date of this Amendment.

(d) The execution, delivery and performance by the Borrower of this Amendment and the new promissory note (attached hereto as Exhibit I-5) are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or constitute (with or without the giving of notice or lapse of time or both) a default under any provision of applicable law or of the organizational documents of the Borrower or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

(e) This Amendment and the promissory note described in paragraph 14(d) of this Amendment constitute the valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f) Except as set forth on Schedule 5.05 to the Credit Agreement, there is no material action, suit, proceeding or investigation pending against, or to the knowledge of the Borrower threatened against, contemplated or affecting, the

Borrower or any of its Subsidiaries before any court, arbitrator or governmental body, agency or official which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Amendment, the promissory note described in paragraph 14(d) of this Amendment or any of the Loan Documents, and there is no basis known to the Borrower or any of its Subsidiaries for any such action, suit, proceeding or investigation.

15. The Bank’s agreement to enter into this Amendment is subject to the following conditions precedent:

(a) The Borrower shall have executed and delivered to the Bank this Amendment and the promissory note described in paragraph 14(d) of this Amendment in the form of Exhibit I-5 attached hereto with the blanks therein appropriately completed.

(b) The Borrower, JPMorgan Chase Bank, N.A., as issuing bank (the “Issuing Bank”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), shall have executed and delivered an amendment to the Chase Credit Agreement in form and substance acceptable to the Bank, which amendment shall, among other matters, (i) conform the provisions of Sections 6.11 and 6.12(b) of the Chase Credit Agreement to Sections 6.11 and 6.12 of the Credit Agreement, as each such Section of the Credit Agreement has been amended by this Amendment, and (ii) contain the consent of the Issuing Bank and the Administrative Agent to the Borrower’s granting of a Lien on its Accounts and Inventory to secure the Revolving Credit Loan Obligations and the obligations of the Borrower under the Note Agreement.

(c) The Borrower shall have executed and delivered, or caused to be executed and delivered, to the Bank all collateral and other documents required by the Bank (including without limitation an intercreditor and collateral agency agreement among the noteholders party to the Note Agreement, the Bank, and the Bank as collateral agent) to secure the Revolving Credit Loan Obligations with a Lien on the Borrower’s Accounts and Inventory and the obligations of the Borrower under the Note Agreement.

(d) The Borrower shall have executed and delivered, or caused to be executed and delivered, to the Bank such other and further documents, certificates, opinions and other papers as the Bank shall reasonably request; and the Borrower shall have paid all fees due to the Bank.

(e) The Bank shall have received a favorable opinion of counsel to the Borrower addressed to the Bank, dated as of the date hereof and satisfactory in form and substance to the Bank, as to the due authorization, execution, delivery and enforceability of this Amendment, the promissory note described in paragraph 14(d) of this Amendment, and such other matters as the Bank shall request.

(f) The Borrower shall have paid to the Bank in immediately available funds a modification fee in the amount of $50,000, which fee shall be deemed fully earned and non-refundable once paid.

16. Except as expressly amended hereby, the terms of the Credit Agreement shall remain in full force and effect in all respects, and the Borrower hereby reaffirms its obligations under the Credit Agreement, as amended by this Amendment, and each of the other Loan Documents. The Borrower hereby waives any claim, cause of action, defense, counterclaim, setoff or recoupment of any kind or nature that it may assert against the Bank arising from or in connection with the Credit Agreement, as amended by this Amendment, any of the Loan Documents, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof. Nothing contained in this Amendment shall be construed to constitute a novation with respect to the obligations described in the Credit Agreement.

17. All references to the Credit Agreement in any of the Loan Documents, or any other documents or instruments that refer to the Credit Agreement, shall be deemed to be references to the Credit Agreement as amended by this Amendment.

18. This Amendment and the promissory note described in paragraph 14(d) of this Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

19. Any Dispute arising out of or related to this Amendment, the promissory note described in paragraph 14(d) of this Amendment or any of the Loan Documents shall be resolved by binding arbitration as provided in Section 9.07 of the Credit Agreement. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE.

20. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

21. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower shall not have the right to assign any of its rights or obligations under or delegate any of its duties under the Credit Agreement, as amended by this Amendment, or any of the other Loan Documents.

22. The Borrower hereby agrees that it will pay on demand all out-of-pocket expenses incurred by the Bank in connection with the preparation of this Amendment and the preparation, review, negotiation and filing of any of the documents described in Section 14 hereof, and any other related documents, including but not limited to the fees and disbursements of counsel for the Bank.

23. This Amendment and the promissory note described in paragraph 14(d) of this Amendment represent the final agreement between the Borrower and the Bank with respect to the subject matter hereof, and may not be contradicted, modified or supplemented in any way by evidence of any prior or contemporaneous written or oral agreements of the Borrower and the Bank.

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IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their duly authorized officers under seal as of the date first written above.

TREX COMPANY, INC.

By:	/s/ Paul D. Fletcher	(SEAL)
Name:	Paul D. Fletcher
Title:	Senior Vice President and Chief Financial Officer

BRANCH BANKING AND TRUST COMPANY

By:	/s/ David A. Chandler	(SEAL)
Name:	David A. Chandler
Title:	Senior Vice President

Exhibit I-5 - Promissory Note (Revolving Note)

Schedule 5.05